Exhibit 23

(RYDER SCOTT COMPANY PETROLEUM CONSULTANTS LETTERHEAD)

CONSENT OF RYDER SCOTT COMPANY, L.P.

     We consent to the use on the Form 10-K of Sterling Gas Drilling Fund 1983-2 of our reserve report and all schedules, exhibits, and attachments thereto incorporated by reference of Form 10-K and to any reference made to us on Form 10-K as a result of such incorporation.

Very truly yours,

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.

Denver, Colorado
March 29, 2004